Thomas C. Cook and Associates, Ltd.
               Attorneys and Counselors at Law
              3110 South Valley View, Suite 106
                   Las Vegas, Nevada 89102

Thomas C. Cook, Esq.                Telephone (702) 876-5941
Admitted to practice in            Facsimile  (702) 876-8865
Nevada and California                tcook@esquireonline.com

                                            January 26, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  2dobiz.com, Inc.
     Registration Statement on Form S-8

Gentlemen:

     We have been requested by 2dobiz.com, Inc., a Nevada corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 1,000,000 Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with (i) the Company's Consultant Agreements between 2dobiz.com, Inc. and Thomas Sandelier and James A. Capwill. In connection with this opinion, we have examined the Registration Statement, Annual Report, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

     Based upon and subject to the foregoing, we are of  the
opinion that the Shares, when issued in accordance with  the
Plans,   will  be  legally  issued,  fully  paid  and   non-
assessable.

     We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

                                 Sincerely,


                                 Thomas C. Cook, Esq.